Exhibit 99

For Immediate Release Thursday, October 23, 2003	Contact Information Investors: Roberto R. Thomae (210) 496-5300 ext. 214, bthomae@txco.com Media: Paul Hart (210) 496-5300 ext. 264, pdhart@txco.com

NEWS RELEASE

The Exploration Company Updates Current Operations In the Maverick Basin

     SAN ANTONIO - Oct. 23, 2003 - The Exploration Company (Nasdaq:TXCO) today provided an operations update on the record drilling program across its 480,000-acre lease block in the Maverick Basin of Southwest Texas.

     Activity continues despite recent heavy rains that slowed drilling and a 3-D seismic survey just completed on TXCO's Burr Ranch lease. The Company has participated in 64 new wells to date in 2003 compared to 37 wells for all of last year. TXCO participated in 18 new wells spudded in the quarter ended Sept. 30, compared with 15 wells during third-quarter 2002. In addition, TXCO has re-entered seven wells this year. Current net production stands at 1,596 barrels of oil per day (BOPD) and 7.8 million cubic feet of gas per day (MMcfd). The Company exited the quarter ended Sept. 30 with daily net production rates of 1,299 BOPD and 6.1 MMcfd of natural gas. Drilling and operating highlights include:

Jurassic

     The Taylor 132-1 wildcat continues drilling below 19,800 feet after being re-permitted to 20,000 feet. If successful, TXCO and its partners will receive the net revenue attributable to a 25 percent working interest at no cost until payout on the well. Costs to date total more than $8 million.

     "Because we are encountering promising marine sediments, our partner, Blue Star Oil & Gas, has decided to drill beyond the original target depth of 18,500 feet, enabling us to learn a great deal more about the Maverick Basin's untested Jurassic formation," said James E. Sigmon, president and CEO. "The well has encountered several potentially productive intervals and has proven many of the projections made from our 3-D seismic interpretations. The information gained by drilling deeper will prove valuable as we continue to explore the Jurassic on the 300,000 gross acres of our lease block prospective for the interval. We remain cautiously optimistic about this well and are encouraged by the very positive indications we have found thus far."

Glen Rose Oil

     In recent weeks, TXCO participated in the re-entry of two vertical Glen Rose porosity wells (50% working interest) by drilling horizontal laterals. The Comanche 2-2 went on production in early October and currently is producing 767 BOPD and no water. TXCO proposed a new technique used for this well in which the 760-foot horizontal lateral was drilled parallel to rather than crossing faults within the porosity zone, specifically avoiding potentially water-productive faults. By drilling between the faults, the side-tracked well has successfully produced water-free oil to date from the high-porosity interval.

- More -

     The second re-entry is the Comanche 2-13. Saxet Energy Ltd., the operator, drilled this lateral to intersect faults and fractures above the porosity interval, using the technique applied in recent horizontal drilling with mixed results prior to the Comanche 2-2. On test, the well flowed at an average rate of 100 BOPD and no water.

     "The operator continues to be challenged by which technique will result in the highest recovery of oil from this complex formation while minimizing water production," Sigmon added. "The wells drilled perpendicular to the faults have not responded as expected, contributing to the decline in overall field production during the third quarter. TXCO engineers have believed for some time that drilling horizontal laterals parallel to rather than crossing faults within the porosity zone could result in enhanced oil production from this complex reservoir. The Comanche 2-2 well was the first to use this technique and the initial production results are very encouraging.

     "We continue to discuss options with Saxet about which technique to employ on new wells and pending re-entry targets. We believe that the drilling program will go in a new direction after the hunting season moratorium expires early next year," he said.

     TXCO has participated in six of 13 budgeted horizontal development wells to test the porosity interval planned this year. The latest new well, the Comanche 1-113H, as well as three of the previous four horizontal wells, were drilled across the interval's fractures but above the porosity interval

     TXCO has participated in seven of 13 vertical exploratory porosity wells budgeted for 2003 as it strives to gather additional data and to learn more about the zone. Currently, one is on production, two await completion, one was recompleted to another formation, one has been temporarily abandoned and two are shut in pending recompletion as horizontal wells. The vertical wells have been located to help determine the areal extent of the oil-bearing portion of the porosity zone. The target interval of more than 20 square miles was originally identified by a 3-D seismic survey across TXCO's Maverick Basin lease block.

     Currently, gross production from the Comanche Halsell (6500) Field is 2,726 BOPD and 9,920 barrels of water per day (BWPD) from 17 wells. At the end of June, field production was 3,414 BOPD and 7,605 BWPD from 13 wells. As a result of 2003's record CAPEX program and drilling success, TXCO continues to believe it will realize significant new Glen Rose oil reserve additions in the future.

Horizontal Glen Rose Shoal

     The Company has placed two new horizontal Glen Rose shoal wells on production this month. The Chittim 2-144 (47.3% WI) went on production in early October at 1.3 MMcfd and 17 BOPD. Meanwhile, the Chittim 4-143 (47.3% WI) flowed gas at the rate of 950 Mcfd (thousand cubic feet per day) and 10 BOPD and went on production last week. Currently, gross production from the Chittim E. (Rodessa 5300) Field is 11.4 MMcfd and 68 BOPD, compared with 9.9 MMcfd and 68 BOPD at June 30. TXCO has drilled 11 consecutive successful wells to date out of 17 Glen Rose shoal horizontal wells planned for in its 2003 CAPEX program. A 12th well will be completed prior to the start of a November-January hunting season moratorium.

- More -

Georgetown

     TXCO, as operator, placed a new Georgetown well, the Vivian 1-687 (50% WI), on production earlier this month. The well currently is flowing 3.5 MMcfd and 38 BOPD. Located on the Pena Creek lease, the well originally was drilled vertically to test the eastern extent of the Glen Rose porosity zone and found water. The well was plugged back, sidetracked and completed horizontally in the overlying Georgetown formation. Subsequently to being placed on line, production was halted briefly to permit installation of sour-gas treating equipment.

     Gross Georgetown production currently stands at 140 BOPD and 4.2 MMcfd from 23 producing wells, compared with 218 BOPD and 769 Mcfd at June 30. TXCO has had mixed success tapping the Georgetown formation through use of deviated well techniques. However, the Vivian well made use of an advanced coherency processing seismic technique that appears to lower the risk associated with predicting faults and fractures. The wells are engineered to cut across the formation's nearly vertical faults and associated fractures at deviated angles, targeting higher flow rates and ultimate reserves compared to conventional, vertical wells.

     TXCO has drilled nine of 25 Georgetown wells planned for this year but plans to drill as many as seven more wells by year end in an area not subject to a hunting moratorium. TXCO holds some 300,000 acres it believes to be prospective for the Georgetown.

San Miguel

     TXCO continues its successful Pena Creek Field (100% WI) infill drilling program to reach bypassed San Miguel reserves. Six additional wells have spudded during the second half of 2003. Two are on production, three are in completion and one is drilling. Current Pena Creek San Miguel production is 426 BOPD and 1,053 BWPD, up from 371 BOPD and 1,724 BWPD at the end of June.

     The Company has drilled and completed 20 of 21 Pena Creek wells spudded this year. Due to continued success, the Company has expanded its Pena Creek infill drilling program for this year to 23 wells from an initial 15-well target. TXCO expects to realize significant new San Miguel oil reserve additions by year end. Geological, seismic and engineering reviews of the field have identified more than 80 potential infill locations to date in the original producing sand alone.

     TXCO's technical staff is studying the production potential of two overlying San Miguel sands. Whole coring and additional data gathering is currently under way to further identify the potential of these newly targeted, shallower sands.

Coalbed Methane

     TXCO continues dewatering of its Olmos/coalbed methane (CBM) project (100% WI), which began in 2001. Currently, 35 wells are producing 177 Mcfd and 1,515 BWPD, compared with 185 Mcfd and 1,947 BWPD from 36 wells at the end of June. One well is shut in currently for testing. TXCO remains cautiously optimistic the CBM project will result in significant reserve and production growth in the future.

- More -

Escondido

     TXCO has drilled the first five of 10 Escondido wells (100% WI) budgeted for 2003 since the end of June. Three of the wells have been completed and await pipeline connections, one is shut in pending further evaluation and one has been abandoned. Well tests indicate initial production of approximately 200 Mcfd per well from the Escondido/Olmos sands at 800 to 1,000 feet. The low cost associated with drilling at these shallow depths provides attractive opportunities for further development of these shallow sands.

Looking Ahead

     "We have enjoyed excellent results this year in our drilling program as we pursue our multi-play/multi-pay strategy, focusing on the numerous horizons available across our Maverick Basin lease block," Sigmon said. "Currently, we expect to drill between 80 and 90 new wells by year end, which will approximate the number of wells TXCO has drilled in the past three years combined.

     "We're particularly encouraged by the latest sedimentary environments penetrated by the Jurassic well as its approaches total depth and expect to begin testing shortly," the CEO added. "The drillbit continues to find marine sediments that are very similar to Jurassic formations that have proved highly productive elsewhere around the Gulf of Mexico."

Quarterly Production
TXCO's estimated ending third-quarter 2003 net oil and gas production volumes and historical volumes from the comparable prior year period are presented below.

Cumulative Production Volumes
	3Q 2003	3Q 2002	% Change	9 Mos. 2003	9 Mos. 2002	% Change
Natural gas/MMcf	475	626	-24.1	1,522	1,915	-20.5
Oil/Bbls	125,778	130,041	-3.3	347,951	212,402	+63.8

Natural Gas Equivalent/MMcfe	1,230	1,406	-12.5	3,610	3,190	+13.2
Oil Equivalent/BOE	205,000	234,387	-12.5	601,693	531,628	+13.2

Quarterly Earnings
TXCO now plans to release its third-quarter 2003 earnings statement Nov. 4.

About The Exploration Company

     The Exploration Company is an independent oil and gas enterprise with interests primarily in the Maverick Basin in Southwest Texas. Its long-term business strategy is to acquire undeveloped mineral interests and internally develop a multi-year drilling inventory through the use of advanced technologies, such as 3-D seismic and horizontal drilling. The Company accounts for its oil and gas operations under the successful efforts method of accounting and trades its common stock on the Nasdaq Stock Market under the symbol "TXCO."

- More -

     Statements in this press release which are not historical, including statements regarding TXCO's or management's intentions, hopes, beliefs, expectations, representations, projections, estimations, plans or predictions of the future, are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements include those relating to expected production levels, establishment of reserves, drilling plans, including the timing, category, number, depth, and cost of wells to be drilled, expected geological formations or the availability of specific services or technologies. It is important to note that actual results may differ materially from the results predicted in any such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, the costs of exploring and developing new oil and natural gas reserves, the price for which such reserves can be sold, environmental concerns affecting the drilling of oil and natural gas wells, as well as general market conditions, competition and pricing. More information about potential factors that could affect the company's operating and financial results is included in TXCO's annual report on Form 10-K for the year ended December 31, 2002, and its Form 10-Q for the quarters ended March 31, 2003, and June 30, 2003. This and all previously filed documents are on file at the Securities and Exchange Commission and can be viewed on TXCO's website at www.txco.com. Copies are available without charge, upon request from the Company.

- 30 -